UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2022

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-256598	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated in this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 26, 2022, a subsidiary of Strategic Storage Trust VI, Inc. (the “Company”) closed on the purchase of (1) a self storage facility located in Newark, Delaware (the “Newark Property”), and (2) a self storage facility located in Levittown, Pennsylvania (the “Levittown Property”).

The Newark Property is a self storage facility that contains approximately 80,650 net rentable square feet of storage space and 830 self storage units. The purchase price for the Newark Property was approximately $19.7 million, plus closing costs and acquisition fees. The Levittown Property is a self storage facility that contains approximately 78,000 net rentable square feet of storage space and 810 self storage units. The purchase price for the Levittown Property is approximately $21 million, plus closing costs and acquisition fees. The Company funded such acquisitions with a combination of net proceeds from the Company’s private offering and the indebtedness described in Item 2.03, below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

HNB Credit Facility Joinder

As previously disclosed, the Company, through certain special purpose entities wholly owned by its operating partnership, is party to a credit agreement (the “Credit Agreement”) with Huntington National Bank (“HNB”), as administrative agent and sole lead arranger. Under the terms of the Credit Agreement, the Company, through its subsidiaries, has a maximum borrowing capacity of $50 million (the “HNB Credit Facility”).

On April 26, 2022, the Company, through a special purpose entity wholly owned by its operating partnership, added an additional property to the HNB Credit Facility and drew upon the remaining $12.9 million of capacity in the HNB Credit Facility (the “HNB Credit Facility Joinder”). The proceeds were used to partially finance the acquisitions of the Newark Property and the Levittown Property.

HNB Bridge Loan

Concurrently with the HNB Credit Facility Joinder, the Company, through three of its special purpose entities wholly owned by its operating partnership, entered into a bridge loan with HNB in an amount equal to approximately $30.6 million (the “HNB Bridge Loan”). The proceeds were used to partially finance the acquisitions of the Newark Property and the Levittown Property.

The HNB Bridge Loan is secured by a first mortgage or deed of trust on three of the Company's properties. The HNB Bridge Loan has a maturity date of July 25, 2022. Payments due under the HNB Bridge Loan are interest-only. The amounts outstanding under the HNB Bridge Loan bear a floating rate equal to Secured Overnight Financing Rate (“SOFR”) plus 2.61%, adjusted monthly, with a floor of 3.25%. As of April 26, 2022, the interest rate on the Huntington Credit Facility is 3.25%. The loan may be prepaid either in whole or in part, at any time, without penalty or premium.

The HNB Bridge Loan contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default.

The information in this Item 2.03 with respect to the HNB Bridge Loan is qualified in its entirety by the Syndicated Term Loan Agreement (Bridge Loan), the Promissory Note (Bridge Loan) and the Guaranty of Payment and Recourse Carve-Outs (Bridge Loan) each of which is attached as Exhibits 10.1, 10.2 and 10.3 hereto, respectively.

Item 7.01. Regulation FD Disclosure.

On April 26, 2022, the Company issued a press release announcing the acquisition of the Newark Property and the Levittown Property. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8 K and are incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Syndicated Term Loan Agreement (Bridge Loan) with Huntington National Bank and the co-lenders party thereto, dated April 26, 2022

10.2 Promissory Note (Bridge Loan) in favor of Huntington National Bank, dated April 26, 2022

10.3 Guaranty of Payment and Recourse Carve-Outs (Bridge Loan) in favor of Huntington National Bank, dated April 26, 2022

99.1 Press Release, dated April 26, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: May 2, 2022	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer